Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements [Form S-8 Nos. 333-85294, 333-100684, 333-150470, 333-177149, 333-189880, 333-192986, 333-192987, 333-197636, 333-206480, 333-209525, and 333-220153] pertaining to the Company's equity compensation and benefits plans of BlackBerry Limited of our reports dated March 28, 2018, with respect to the consolidated financial statements and related notes of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry limited, included in this Annual Report (Form 40-F) for the year ended February 28, 2018.

We also consent to the use of our reports dated March 28, 2018, with respect to the consolidated financial statements and related notes of BlackBerry Limited and the effectiveness of internal control over financial reporting of the Company, included in the Annual Report (Form 40-F) for the year ended February 28, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Kitchener, Canada,
March 28, 2018